Exhibit 4.3

STOCK OPTION AGREEMENT I. Notice of Stock Option Grant	LookSmart, Ltd. Amended and Restated 1998 Stock Option Plan

Name Address City, State, Zip Code	Option Number: Plan:	1998

Effective March 6, 2006, you have been granted a Non-Qualified Stock Option to buy up to [no. of revenue-vesting shares] shares of common stock of LookSmart, Ltd. (the Company) stock at a price of [$4.61] per share.

The total option price of the shares granted is [$0].

Such stock options shall vest as follows:

No vesting of an executive officers’ performance-vesting option shall occur unless the minimum revenue and operating loss thresholds set forth in Attachment 1 are met. Each executive officer’s Revenue-vesting Option and Operating Loss-vesting Options shall vest automatically on the Company’s filing with the SEC of a Form 10-K containing audited numbers for the relevant financial results. With respect to each of the executive officers’ Revenue-vesting and Operating Loss-vesting Options set forth in Attachment 1, the number of shares subject to such options that vest shall be determined by multiplying the number of shares subject to such option by a fraction, the numerator of which is the payout percent for the actual amount of revenue or operating loss attained (as measured by the chart illustrated in Attachment 1, with the levels prorated on a straight line basis between each level for each incremental $1,000,000 in revenue or each incremental $500,000 in operating loss), and the denominator of which is the highest applicable bonus payout percent.

If they vest, the shares subject to the option will become fully vested at the time indicated below.

Revenue-vesting Shares	OpLoss-vesting Shares	Full Vest	Expiration
		Upon the Company’s filing of a Form 10-K with the SEC containing audited numbers for the relevant financial results.	3/6/2016

By your signature and the Company’s signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Company’s Stock Option Plan as amended and the Option Agreement.

LookSmart, Ltd./ Chief Executive Officer	Date:
Executive Officer Name	Date: